EXHIBIT 5.1

October 15, 2014

First Priority Tax Solutions Inc.
137 N. Main Street, Suite 200A
Dayton, Ohio 45402

Ladies and Gentlemen:

We are acting as counsel to First Priority Tax Solutions Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-11 filed on October 15, 2014 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 4,000,000 shares of the Company’s common stock, par value $.000001 per share (the “Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the 4,000,000 shares of Common Stock included in the Registration Statement have been duly authorized and are legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

By	/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP